                                                                   EXHIBIT 10.17

                              EMPLOYMENT AGREEMENT


     AGREEMENT made as of the 23rd day of May, 1997 by and between Bruce R. Bower, whose address is set forth beneath his name below (the "Executive"), and PictureTel Corporation, a Delaware corporation, having its principal place of business at 100 Minuteman Road, Andover, Massachusetts 01810 (the "Company").

     WHEREAS, the Executive is presently employed by MultiLink, Inc. as its President and Chief Executive Officer; and

     WHEREAS, the Company recognizes that your contribution to the growth and success of MultiLink, Inc. has been substantial and desires to assure the Company of your continued employment for an interim period after the Effective Date, as that term is defined in the Agreement and Plan of Merger between PictureTel Corporation, ML Acquisition Corp. and MultiLink, Inc. dated April 15, 1997 (the "Merger Agreement"); and

     WHEREAS, the Company understands that you desire to continue to serve the Company on the terms set forth below;

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants and obligations herein contained, the parties hereto agree as follows:

     1. TITLE, POSITION AND RESPONSIBILITIES. For a term commencing on the Effective Date and ending December 31, 1997 (the "Term"), the Executive shall serve as a Vice President, Network Systems Division of the Company and shall exercise such powers, comply with such directions and perform such duties in relation to the business and affairs of the Company as may from time to time be vested in or given to him by William Avery. The Executive shall at all times report to, and his activities shall at all times be subject to the direction and control of William Avery. The Executive agrees to devote substantially all of his business time, attention and services and best efforts to the diligent, faithful and competent discharge of such duties for the successful operation of the Company's business. Should the parties mutually agree to continue the Executive's employment beyond the Term, a new agreement shall be entered into by the parties which shall include the standard provisions available to employees of the Company at comparable levels. In such case, this Agreement will be superseded and be of no force or effect.

     2. COMPENSATION: SALARY, BONUSES AND OTHER BENEFITS. During the Term, the Company shall pay the Executive the following compensation, inclusive of the following base salary, bonuses and other fringe benefits:

          (A) SALARY. In consideration of the employment services to be rendered by the Executive to the Company, the Company shall pay to the Executive a salary of $194,400 per annum. Such salary shall be paid ratably for the Term in conformity with the Company's customary payroll practices as such payroll practices shall be established or modified from time to time.

          (B)(1) BONUSES. The Executive shall be continued as a participant in the MultiLink, Inc. 1997 Profit Sharing Plan for the period ending September 30, 1997 in accordance with its terms. The measurement of the Operating Income component of the plan will be in accordance with Exhibit A. Any interpretation of the plan required to determine the amount of a payout under the plan, if any, is at the sole discretion of the Board of Directors of the Company.

          (B)(2) 1997 REVENUE BONUS. Provided the Executive remains in the employ of the Company until completion of the Term, the Executive shall be eligible to receive a bonus for the achievement of a MultiLink revenue goal of $10.3 million from October 1, 1997 through December 31, 1997. The amount of such bonus will be calculated as follows: Base plan for 75% revenue attainment is $75,000. The plan for 100% revenue attainment will be $100,000. The Executive will be entitled to 18% of the applicable base amount, as determined by the Company based solely upon actual revenue attainment.

          (B)(3) ASSIGNMENT COMPLETION BONUS. Provided that the Executive remains in the employ of the Company until completion of the Term, the Company shall pay the Executive an assignment completion bonus in an amount equal to $35,000, payable in lump sum during the first quarter of 1998.

          (C) FRINGE BENEFITS. The Executive shall be entitled to participate in the Company's standard fringe benefits package generally available to all other employees of the Company at his level, including the Company's group health, disability, dental and life insurance programs.

          (D) STOCK OPTIONS. The Company will recommend to the Compensation Committee of the Board of Directors the Executive's participation in PictureTel's Equity Incentive Plan commencing on the Effective Date. The recommendation presented will be for 40,000 shares (the "Option Shares"). The Option Shares will be made as non-statutory options. The Option Shares will vest over a four year period, with the first twenty-five (25) percent of the aggregate number of shares vesting on December 31, 1997; six and one quarter percent (6.25%) of the aggregate number of shares vesting on the first anniversary of the Effective Date and six and one quarter percent (6.25%) of the aggregate number of shares vesting each quarter thereafter. The option price will be determined by the Compensation Committee on the Effective Date and will be no less than the fair market value per share (closing price as quoted on the National Market System of NASDAQ) on that date. Vesting is conditional on the Executive's continued full-time employment with the Company until the completion of the Term. Certain other restrictions may apply to the Option Shares as set forth in the Equity Incentive Plan. This description is qualified in its entirety by reference to the terms of such plan.

All compensation paid to the Executive shall be subject to all applicable federal and state withholding, payroll and other taxes.

     3. TERMINATION. The Executive's term of employment may be terminated prior to the end of the Term only as follows:

          (A) UPON DEATH OR DISABILITY. The Executive's employment shall automatically terminate upon his death or if he is physically or mentally incapacitated for a period of ninety (90) consecutive days prior to the end of the Term. Except as provided in Section 3(C), if the Executive's employment is terminated under this Section 3(A), no further compensation shall be due or payable to the Executive, except for compensation due and payable through the date of such termination, including a pro rata portion of any bonus to which the Executive would have otherwise been entitled had employment continued to the end of the Term.

          (B) AT THE ELECTION OF THE COMPANY FOR JUST CAUSE. The Company may immediately terminate the Executive's employment hereunder "for just cause" at any time upon written notice to the Executive. Termination of the Executive's employment by the Company shall constitute a termination "for just cause" under this Section 3(B) if such termination is for one or more of the following causes:

          (i) the substantial and continuing failure of the Executive to render services to the Company in accordance with his obligations after notice of such failure to cure within 15 days of such notice;

          (ii) a material breach of the terms of this Agreement or the agreement referred to in Section 5 hereof;

          (iii) the commission by the Executive of an act of fraud or embezzlement against the Company or the commission by the Executive of any other action with the intent to injure the Company; or

          (iv) the conviction by the Executive of a felony.

If the Executive is terminated "for just cause" under this Section 3(B), no further compensation shall be due or payable to the Executive, except for compensation due and payable through the date of such termination, excluding bonuses.

          (C) AT THE ELECTION OF THE COMPANY BEFORE THE END OF THE TERM. The Company may terminate the Executive's employment, without cause, at any time upon written notice prior to the end of the Term. In the event of such a termination without cause, provided the Executive complies with his Proprietary Agreement and Non-Competition Agreement, the Executive shall be entitled to:

          (i) continuation on the Company's payroll as an active employee at the base salary, and with the fringe benefits and such bonuses as are set out in
Section 2 (A )through 2(D) through December 31, 1997; provided, however, that the revenue bonus in Section 2(B)(2) will be calculated assuming 100% attainment of the 1997 revenue goal referred to in that Section.

          (ii) severance payments of one year's salary at an annualized rate of $194,400, payable in twenty-six (26) equal biweekly installments commencing on the first regular payroll following December 31, 1997;

          (iii) continuation, on the same cost share basis as active employees, of all fringe benefits as set forth in Section 2(C) until the earlier of
     (x) December 31, 1998 or (y) such time as the Executive obtains other employment;

          (iv) the right to continue to vest under the Executive's stock options through December 31, 1997, and to maintain the exercise rights to such vested options for a period beginning December 31, 1997 ending on March 31, 1998; and

          (v) voicemail and secretarial coverage from the date when the Executive is released from active employment through December 31, 1998.

          (D) NO ELECTION BY THE EMPLOYEE. The Company agrees that Executive's primary responsibility will be to assist in the merger-related transition and the Executive will remain a Vice President operating from a Vice Presidential office located in Andover, Massachusetts. Any reduction in the Executive's base salary or title or if his office is moved more than 45 miles from Andover, Massachusetts will be deemed a termination without cause, entitling the employee to severance payments and benefits under Section 3C.

     4. SEVERANCE PAYMENTS AT THE END OF THE TERM. Provided the Executive remains in the employ of the Company through the Term, and complies with his Proprietary Agreement and Non-Competition Agreement, the Executive shall be entitled to the severance payments and benefits set forth in Section 3(C)(ii),
(iii), (iv) and (v) subsequent to the Term.

     5. (A) CONFIDENTIALITY AND INVENTIONS AGREEMENT. The Executive has executed the Company's standard proprietary agreement, a copy of which is attached as Exhibit B, and he hereby confirms that he will comply with its terms and conditions both during and after the term of his employment. The Executive acknowledges that the severance payments and other benefits contained in this Agreement are conditioned upon his compliance with Exhibit B.

          (B) NON-COMPETITION AGREEMENT. The Executive has executed the Non-Competition Agreement attached hereto as Exhibit C. The Executive confirms that he will comply with the terms of the Non-Competition Agreement both during and after the term of his employment and he further acknowledges that the severance payments and other benefits contained in this Agreement are conditions upon his compliance with Exhibit C.

     6. NOTICES. All notices, requests, demands and other communications hereunder must be in writing and shall be given by prepaid certified or registered mail, return receipt requested, or by prepaid telegram, sent to the addresses set forth in this Agreement, or to such other address as shall have been designated in writing by either party.

     7. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts and shall be deemed to be performable in Massachusetts.

     8. SEVERABILITY. In case any one or more of the provisions contained in this Agreement for any reason shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein.

     9. WAIVERS AND MODIFICATIONS. This Agreement may be modified, and the rights and remedies of any provision hereof may be waived, only in accordance with this Section 9. No waiver by either party of any breach by the other or any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any other provision of this Agreement. This Agreement sets forth all of the terms of the understandings between the parties with reference to the subject matter set forth herein and may not be waived, changed, discharged or terminated orally or by any course of dealing between the parties, but only by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

     10. ASSIGNMENT. The Executive acknowledges that the services to be rendered by him are unique and personal. Accordingly, the Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                         PICTURETEL CORPORATION


                                         By: /s/ William Avery
                                             -------------------------------
                                                 William Avery, Vice President

                                         EXECUTIVE

                                         /s/ Bruce R. Bower
                                             ------------------------------
                                             Bruce R. Bower
                                             166 Dow Road
                                             Hollis, NH  03045

                                   EXHIBIT A
                          TO THE EMPLOYMENT AGREEMENT
                 BETWEEN BRUCE BOWER AND PICTURETEL CORPORATION

This exhibit sets forth the intention of the parties in determining the Operating income component of the MultiLink 1997 Profit Sharing Plan in accordance with Section 2(B)(1) of the Employment Agreement between Bruce Bower (the "Executive") and PictureTel Corporation ("the Company").

The parties have agreed as follows:

1. The MultiLink profit and loss statement (P&L) will remain segregated from the Company's Network Systems Division P& L through September 30, 1997.

2. The Executive will retain decision-making control over MultiLink P&L management through September 30, 1997, subject to prior review by the Company of all critical MultiLink business decisions affecting the MultiLink P&L, such as, for example, those impacting product schedules or product content. The Executive agrees that he will exercise his decision-making in good fair and in accordance with generally accepted management practices.

3. The company retains the right to reject, modify or otherwise alter the Executive's decisions made in accordance with Paragraph 2, provided that if Executive's good faith decisions are modified or not implemented, an appropriate good faith modification will be make to ameliorate the resulting impact on the Executive's ability to attain the MultiLink management targets for Operating Income under the Plan. In the event that the company takes action to reduce MultiLink costs are eliminated MultiLink operating expenses prior to September 30, 1997, and such action results in a favorable and quantifiable impact on the MultiLink Operating Income target under the Plan.

4. It is the mutual intent of the Executive and the Company that all review and decision-making required under Paragraphs 2 and above be done promptly and efficiently. Specific operating practices, such as the designated management individuals at the Company charged with carrying out the review under Paragraph 2, and the schedule for meetings between the parties, will be determined in good faith and in compliance with the spirit of this Exhibit.

5. Merger-related expenses (as defined by the Company in accordance with standard GAAP rules) will be borne by the Company.


                                 END OF EXHIBIT

                                                                       Exhibit B
                                                                       ---------



                                   PictureTel

                                 HUMAN RESOURCES


                Proprietary Information and Inventions Agreement


     I recognize that PictureTel Corporation, a Delaware corporation (the "Company", which term includes any subsidiaries thereof), is engaged in a continuous program of research, development and production respecting its business, present and future.

I understand that:

     A. As part of my employment by the Company I am expected to make new contributions and inventions of value to the Company.

     B. My employment creates a relationship of confidence and trust between me and the Company with respect to any information:

     (1) Applicable to the business of the Company; or

     (2) Applicable to the business of any client or customer of the Company, which may be made known to me by the Company, or learned by me during the period of my employment.

     C. The Company possesses and will continue to possess information that has been created, discovered or developed, or has otherwise become known to the Company (including without limitation information created, discovered, developed or made known by or to me during the period of or arising out of my employment by the Company), and/or in which property rights have been assigned or otherwise conveyed to the Company, which information has commercial value in the business in which the Company is engaged. All of the aforementioned information is hereinafter called "Proprietary Information." By way of illustration, but not limitation, Proprietary Information includes trade secrets, processes, formulae, data and know-how, improvements, inventions, techniques, marketing plans, strategies, forecasts and customer lists.

     D. As used herein, the period of my employment includes any time in which I may be retained by the Company as a consultant.

     In consideration of my employment or continued employment, as the case may be, and the compensation received by me from the Company from time to time, I hereby agree as follows:

     Prior to entering the employ of the Company I have terminated employment with one or more prior employers. I agree to indemnify and hold harmless the Company, its directors, officers and employees against any liabilities and expenses, including amounts paid in settlement, incurred by any of them in connection with any claim by any of my prior employers that the termination of my employment with such employer, my employment by the company, or use of any skills and knowledge by the Company is a violation of contract or law.

     1. All Proprietary Information shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents and other rights in connection therewith. I hereby assign to the Company any rights I may have or acquire in all Proprietary Information. At all times, both during my employment by the Company and after its termination, I will keep in confidence and trust all Proprietary Information, and I will not use or disclose any Proprietary Information or anything relating to it without the written consent of the Company, except as may be necessary in the ordinary course of performing my duties as an employee of the Company.

     2. I agree that during the period of my employment by the Company I will not, without the Company's express written consent, engage in any employment or activity in any competitive business, other than for the Company.

     3. In the event of the termination of my employment by me or by the Company for any reason, I will deliver to the Company all documents and data of any nature pertaining to my work with the Company and I will not take with me any documents or data of any description or any reproduction of any description containing or pertaining to any Proprietary Information.

     I agree that for a period of one year following termination of my employment with the Company, I will not solicit or in any manner encourage employees of the Company to leave its employ. I further agree that during such period I will not offer or cause to be offered employment to any person who was employed by the Company at any time during the six months prior to the termination of my employment with the Company.

     4. I will promptly disclose to the Company, or any persons designated by it, all improvements, inventions, formulae, processes, techniques, know-how and data, whether or not patentable, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment which are related to or useful in the business of the Company, or result from tasks assigned me by the Company, or result from use of premises owned, leased or contracted for by the Company (all said improvements, inventions, formulae, processes, techniques, know-how and data shall be collectively hereinafter called "Inventions").

     5. I agree that all Inventions shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents and other rights in connection therewith. I hereby assign to the Company any rights I may have or acquire in all Inventions. I further agree as to all Inventions to assist the Company in every proper way (but at the Company's expense) to obtain from time to time enforce patents on Inventions in any and all countries, and to that end I will execute all documents for use in applying for and obtaining such patents, thereon and enforcing same, as the Company may desire, together with any assignments thereof to the Company or persons designated by it. My obligation to assist the Company in obtaining and enforcing patents for inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after such termination for time actually spent by me at the Company's request on such assistance.

     I understand that this paragraph 5 does not apply to inventions for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on my own time, and (a) which does not relate (1) to the business of the Company or (2) to the Company's actual or demonstrably anticipated research or development, or (b) which does not result from any work performed by me for the Company.

     6. As a matter of record I have identified on Exhibit A attached hereto all inventions or improvements relevant to the subject matter of my employment by the Company which have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company which I desire to remove from the operation of this Agreement; and I covenant that such list is complete. If there is no such list on Exhibit A, I represent that I have made no such inventions and improvements at the time of signing this Agreement.

     7. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

     8. I understand as part of the consideration for the offer of employment extended to me by the Company and of my employment by the Company, including continued employment where this Agreement is signed after the first day of my employment by the Company, that I have not brought and will not bring with me to the Company any materials or documents of a former employer which are not generally available to the public, unless I have obtained written authorization from the former employer for their possession and use.

     Accordingly, this is to advice the Company that the only materials or documents of a former employer which are not generally available to the public that I have brought or will bring to the Company or have used or will use in my employment are identified on Exhibit A attached hereto, and, as to each such item, I represent that I have obtained prior to the effective date of my employment with the Company written authorization for their possession and use in my employment with the Company.


     I also understand that, in my employment with the Company, I am not to breach any obligation of confidentiality that I have to former employers, and I agree that I shall fulfill all such obligations during my employment with the Company.

     I agree that in addition to any other rights and remedies available to the Company for any breach by me of my obligations thereunder, the Company shall be entitled to enforcement of my obligations hereunder by court injunction.

     If any provision of this Agreement shall be declared invalid, illegal or unenforceable, such provision shall be severed and all remaining provisions shall continue in full force and effect.

     9. This Agreement shall be effective as of the first day of my employment by the Company.

     10. This Agreement shall be binding upon me, my heirs, executors, assigns and administrators and shall inure to the benefit of the Company, its successors and assigns.

     This Agreement shall take effect as a sealed instrument under the laws of The Commonwealth of Massachusetts and shall be governed in all respects by the laws of the Commonwealth of Massachusetts.



Dated: May 23, 1997                         By: /s/ Bruce Bower
      --------------------------               ------------------------------

ACCEPTED AND AGREED TO:

PICTURETEL CORPORATION



By: /s/ Ralph Walker                        Date: May 23, 1997
   -----------------------------                 -------------------
Title:  Human Resources Representative

                                                                       Exhibit C
                                                                       ---------

                            NON-COMPETITION AGREEMENT

     This Non-Competition Agreement dated as of May 23, 1997 between Bruce Bower, with an address in New Hampshire of 166 Dow Road, Hollis, 03045 (hereinafter referred to as "you"), and PictureTel Corporation, a Delaware corporation, with is principal offices at 100 Minuteman Road, Andover, Massachusetts 01810.

     WHEREAS, you will become an employee of PictureTel Corporation as of the Effective Date of that certain merger between PictureTel Corporation, ML Acquisition Corporation and MultiLink, Inc., all as more fully described in the Employment Agreement between the parties dated May 23, 1997 (the Employment Agreement"); and

     WHEREAS, the parties wish to record their agreement with respect certain non-competition terms in connection with the Employment Agreement;

     NOW THEREFORE, in consideration of these premises, the mutual promises set forth below and other good and valuable consideration, the receipt of which is hereby acknowledged by each party, the parties hereby agree as follows:

1. (a) In consideration of the benefits described in the Employment Agreement, which you acknowledge are valuable benefits, you covenant and agree not to engage in Competitive Activity (as that term is defined below) during the term of your employment and for the twelve
          (12) month period following the later of: (i) the effective date of your termination from PictureTel Corporation, or (ii) December 31, 1997 (PictureTel Corporation and its subsidiaries being defined as the "Company").

          Competitive Activity shall mean the following activities undertaken in the United States and anywhere else in the world where the Company's products or services are currently sold, directly, through distributors or otherwise, or where the Company otherwise currently conducts business (the Company currently conducts a worldwide business): (1) owning, operating, engaging in or rendering services, whether as an employee, consultant, owner or otherwise, for any business entity which at the time develops, sells or markets products, components or service which compete, directly or indirectly, with business of the Company; and (2) developing products, components or services, either for your own behalf or on the behalf of a business, entity or other person which is competitive, directly or indirectly, with products, components or services developed or in the process of being developed by the Company. Competitive Activity also includes, without limitation: (3) accepting employment or a consulting position with any business or entity which is, or at any time within twelve
          (12) months prior to termination of your employment has been, a distributor or OEM of Company; (4) contacting or soliciting, directly or indirectly, any supplier, current or former customer or prospect of the Company on behalf or any product, component, service or business which competes with Company; or (5) soliciting, directly or indirectly, or causing others tot solicit Company employees for competitive employment.

          In this connection, if you have questions as to whether work by you will be viewed by the Company as competitive with the businesses of the Company under this Non-Competition Agreement, you may make a written inquiry to the Company with respect to such matter.

     (b) You agree that the scope of activity, period of time and the geographic area specified for restriction on Competitive Activity are reasonable in view of the competitiveness of the videoconferencing businesses in which the Company is engaged, including competition in the technological development of new products, components, and services and new product, component and service improvements, the nature of the Company's customer and supplier base, and your access to proprietary information relating to the business of the Company. You further acknowledge that the restrictions imposed on you are no greater than necessary to protect the goodwill, confidential information and other legitimate interests of the Company. You further acknowledge that the severance and other benefits provided to you by the Company under the Employment Agreement in connection with the termination of your employment (and the timing of the effective date thereof) are adequate to provide your livelihood during the period of this Agreement.

     (c) During this twelve (12) month period, you agree to give notice to the Company of each new business activity which you plan to undertake. Such notice shall state the name and address of the person, if any, for whom such activity is undertaken and the nature of your business relationship(s) and position(s) with such persons. You shall provide the Company with such other pertinent information concerning such business activity as the Company may reasonably request in order to determine your continued compliance with your obligations hereunder.

     (d) The provisions of this Agreement shall not be deemed to preclude you from acquiring or holding, solely as an investment, publicly traded securities of any competitor entity so long as such securities do not, in the aggregate, constitute more than one percent (1%) of the outstanding voting securities of such entity.

2. In the event that provisions of this Agreement as to duration, geographic area or scope of activity restrained are held by a court of competent jurisdiction to impose a greater restraint than necessary to protect the goodwill or other business interests of the Compnay, this covenant not to compete shall be reformed by said court to impose the maximum restrictions which are no greater than necessary to protect the goodwill or other business interests of the Company and you agree that this Agreement as so reformed shall then be enforced.

3. You acknowledge that, were you to breach any of the covenants contained in this Non-Competition Agreement, the damage to the Company would be irreparable. You therefore agree that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by you of this Agreement without having to post bond.

4. This Agreement shall inure to the benefit of and be binding upon the Company and you, their respective successors, executors, administrators, heirs and assigns. No wavier of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. Any and all notices, requests, demands and other communications provided for this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage pre-paid, registered or certified, and addressed to you at your last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention Vice President of Human Resources.

5. This Agreement, the Employment Agreement and your proprietary agreement constitute the entire agreement with respect to confidentiality, non-competition and employment between the parties and supersedes all prior communications, representations and supersedes all prior communications, representations and understandings, written or oral, with respect to the terms and conditions of your employment. This Agreement may be amended or modified only by a written instrument signed by you and by an authorized officer of the Company. The invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or the enforceability of any other terms or provisions, subject to the more specific provisions of Section 2 hereof.

6. To the extent not prohibited by applicable law which cannot be waived, each of the Company and you waives and covenants not to assert (whether as plaintiff, defendant or otherwise), any right to trial by jury in any form in respect of any issue, claim, demand or action arising out of or based upon this Agreement or the subject matter hereof, whether now existing or hereafter arising and whether in contract, tort or otherwise. You acknowledge that you have been informed by Company that the provisions of this Section 6 constitute a material inducement upon which the Company is relying and entering into this Agreement and that you have reviewed the provisions of this Agreement, including this
Section 6, with your counsel. Each of the Company and you may file an original counterpart or a copy of this Agreement with any court as written evidence of the consent of the Company and you to the waiver of the right to a trial by jury and to the exclusive jurisdictional agreement set forth in Section 7 below.

7. You agree that this is a Massachusetts contract and shall be construed and enforced under and be governed in all respects by the laws of The Commonwealth of Massachusetts without regard to the conflict of laws principles thereof. Each of the Company and you: (i) irrevocably submits to the jurisdiction of the United States District Court for the District of Massachusetts and to the jurisdiction of the state courts of The Commonwealth of Massachusetts for the purpose of any claim, dispute, suit or other proceedings arising out of or based upon this Agreement or the Employment Agreement or the subject matter hereof and thereof and agrees that such proceeding shall be brought or maintained only in such court, and (ii) waives, to the extent not prohibited by applicable law and agrees not to assert in any such proceedings, any claim that you or it is not subject personally to the jurisdiction of the above-named courts, that you or it is immune from extraterritorial injunctive relief or other injunctive relief, that such proceeding brought or maintained in a court, should be transferred to some other court or should be stayed or dismissed by reason of the pendency of some other proceeding in some other court, or that this Agreement or the Employment Agreement or the subject matter hereof and thereof may not be enforced in or by such other court.

     IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized officer, and by you this 23rd of May, 1997.




                             PICTURETEL CORPORATION

                                            By: /s/ William L. Avery
                                               ------------------------------

                                            Name: William L. Avery
                                                  ---------------------------
                                                     (Print or Type)

                                            Title: Vice President - NSD
                                                   --------------------------

                                            BRUCE BOWER

                                            By: /s/ Bruce Bower
                                               ------------------------------